Exhibit 23
CROGHAN BANCSHARES, INC.
Consent of Independent Registered
Public Accounting Firm
The Board of Directors
Croghan Bancshares, Inc.:
We consent to the incorporation by reference in the Registration Statement (No. 333-53075) on Form S-8 of Croghan Bancshares, Inc. of our report dated March 10, 2009, relating to the consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report is incorporated by reference in the December 31, 2008 annual report on Form 10-K of Croghan Bancshares, Inc.
/s/ CLIFTON GUNDERSON LLP
Toledo, Ohio
March 19, 2009

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